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                                                                   EXHIBIT 10.03

                         SOFTWARE MAINTENANCE AGREEMENT

   BETWEEN
   SUMMUS LIMITED                   AND     HIGH SPEED NET SOLUTIONS
   434 FAYETTEVILLE STREET MALL             434 FAYETTEVILLE STREET MALL
   SUITE 600                                SUITE 2120
   RALEIGH, NORTH CAROLINA 27601            RALEIGH, NORTH CAROLINA 27601
  (LICENSOR)                               (LICENSEE)

THIS SOFTWARE MAINTENANCE AGREEMENT (this "Agreement") is by and between Summus Limited ("Licensor") and High Speed Net Solutions "HSNS" ("Licensee") and is effective this 18th day of February, 2000. Licensor will provide Software Maintenance Service for the MaxxSystem product suite (the "MaxxSystem Program") licensed to Licensee pursuant to that certain Software License Agreement, dated of even date herewith, by and between Licensor and Licensee (the "License Agreement"). Capitalized terms herein not otherwise defined shall have the meaning set forth in the License Agreement. The terms and conditions of the License Agreement shall govern Licensee's use of the Program.

1. This Agreement shall serve as the exclusive definition of the Maintenance Services for the MaxxSystem Program.

2. The term of this Agreement shall be coincident and conterminous with the License Agreement (the "Term"). Maintenance Services shall be provided without charge for the first year, and for a charge (the "Maintenance Fee") of $ 180,000 for the second year. The Maintenance Fee is payable in advance each year. Licensor shall invoice Licensee at least thirty days prior to the renewal date, with the Maintenance Fee payable on the renewal date. Licensor shall not be required to continue providing Maintenance Services if Licensee is more than thirty days late in payment. Licensor may increase the Maintenance Fee each year after the second year by the increase in the Employment Cost Index of the U.S. Bureau of Labor Statistics, for non- seasonally adjusted private industry compensation for professional and technical occupations, using the calendar year ending in the second year of maintenance or the base year. Licensee may reinstate lapsed support and maintenance for MaxxSystem Programs licensed from Licensor upon payment for all support and maintenance fees in arrears and all costs invoiced by Licensor on a time and materials basis for updating Licensee's MaxxSystem Program to the then-current version.

3. During the Term, Licensee shall perform the Maintenance Services set forth herein provided Licensee is not in breach of the terms of this Agreement or the License Agreement. "MaxxSystem Program Upgrades" shall mean bug fixes, new versions, and upgrades provided by Licensor to Licensee under the License Agreement. those new versions of or additions to the MaxxSystem Program together with such additional Documentation as Licensor deems appropriate, which have been developed by Licensor to enhance the MaxxSystem Program's operating performance without changing its basic function and which may be provided to Licensee under the Support Agreement.

4        Maintenance Services shall consist of the following:

                  A. SOFTWARE UPDATE SERVICE

                  Standard support only covers the latest version of the Licensor developed software deliverables and third-party software originally supplied by Licensor ("Covered Third-Party Software") under the License Agreement. Maintenance for other third-party software such as the computer operating system must be obtained from the supplier and are the responsibility of the Licensee. Licensor will specify the third party version (operating system, ORACLE, etc.) required for each MaxxSystem Program release.

                  SOFTWARE UPDATE SERVICE INCLUDES:
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                  o        distribution and application of Covered Third-Party
                           Software maintenance modifications and enhancements, when available from the third party vendors.

                  o delivery to Licensee on or before delivery to any other customers of generally available versions of the MaxxSystem Program and its component programs that Licensor releases after the effective date of the License Agreement, including (a) error corrections, maintenance releases, major and minor releases, and products that Licensor releases after the effective date of the License Agreement that supersede the MaxxSystem Program or its component programs; (b) any migration aids for users migrating from the prior version of the MaxxSystem Program; and
                           (c) any Documentation related to either (a) or (b). Minor releases, containing incremental improvements and minor new functionality, will be provided not less than once a year.

                  B. SOFTWARE SUPPORT

                  MAXXSYSTEM PROGRAM support covers the latest version of the Licensor developed software deliverables provided to Licensee under the License Agreement and are defined by the Casual Consulting services. Casual Consulting services for the MAXXSYSTEM PROGRAM includes the following services:

                           o Level 2 and Level 3 technical assistance regarding installation and operation of the MaxxSystem Program.

                           o Level 2 and Level 3 Telephone 5 X 8 (5 days a week, 8 hours a day) support in accordance with published Summus Limited holidays.

                           o Replication of errors reported by Licensee, if reasonably practical.

                           o Creation of a test case that generates the reported error.

                           o Includes application updates and application upgrades to current licensed functionality.

                           o Provide incident report and resolution time frame statistics on technical support calls.

                           o Creation and supply of error corrections on a prompt commercial basis.

                  Support is provided via telephone or web during normal business hours Monday through Friday (8:00 AM to 12:00, 1:00 PM - 5:00 PM, Eastern Time) except for Summus Limited holidays.

                  Support will be provided according to the following severity schemes for both production and BETA release software:

                           - Severity 1: System is not operational and is causing revenue impact to the customer. Response time due within one hour. A fix must be provided within 24 hours.

                           - Severity 2: A portion of the system is not operational and is causing business impact to the customer. Response time due within 4 hours. A fix must be provided within 3 days.

                           - Severity 3: A portion of the system is down with limited to no impact on the customer's business operations. Response time due within one business day. A fix must be provided within 2 weeks.

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                           - Severity 4: Cosmetic problems. Response timE due
                           within 3 business days. A fix must be provided within three months.

         The following items, among others, are specifically excluded from Casual Consulting:

                  o        Interpretation of the MaxxSystem Program's results.

                  o        Supply of typical or representative data.

                  o Assistance with computer hardware and peripheral questions not related to the MaxxSystem Program's use.

                  o Assistance with computer operating system questions not directly pertinent to the MaxxSystem Program.

                  o        Data debugging and/or correcting.

                  o Services necessitated as a result of any cause other than the MaxxSystem Program's ordinary, proper use by Licensee, including but not limited to neglect, abuse, unauthorized maintenance, or electrical, fire, water, or other damage.

                  o Special applications of the MaxxSystem Program not part of its intended, normal use.

                  o        On-Site Maintenance.

                  o Guidance on the MaxxSystem Program's intended, normal use.

                  o Services resulting from the failure of Licensee to provide a suitable environment for the MaxxSystem Program or as associated equipment.

                  o Service on any release of the MaxxSystem Program prior to the latest release provided to Licensee under the License Agreement.

5. Customer agrees that if Licensor performs the maintenance services designated hereunder at Customer's site and Licensor determines that a problem with the Licensed Software, or an apparent problem with the Licensed Software, is or has been caused by (i) any software other than the Licensed Software, or (ii) by hardware not provided by Licensor, then Customer shall reimburse Licensor for its labor costs for such on-site services at the Licensor's customary rates then in effect. In such an event, Customer shall not be responsible for Licensor's labor costs associated with other than on-site labor or for any travel costs associated with such on-site labor.

6. The maximum liability of Licensor for any direct damages sustained by the Licensee under this Software Maintenance Agreement arising from Licensor negligence shall in no circumstance exceed the amount of the annual maintenance fee payable by the Licensee to Licensor, plus the fees paid by Licensee (including application of credits) under the License Agreement depreciated on a straight-line basis over a six year term. The Licensee and Licensor shall in no event be liable one to the other for loss of revenue, profit, anticipated profit or indirect, incidental, special or consequential damages, including but not limited to, any losses to Licensee resulting from lost computer time or the destruction or damage of records, or any claims or demands made against the Licensee by a third party. Licensor shall maintain general liability and property damage insurance in reasonable limits and shall maintain proper worker's compensation insurance covering all employees performing work under this Agreement and, upon request by Licensee, shall furnish Certificates of Insurance evidencing such coverage.

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7.       During the term of this Agreement, Licensee shall:

         A. Provide Licensor with modem connection to Licensee's computer systems for the sole purpose of performing Maintenance Services. Such connection shall be made only at times mutually agreed by Licensee and Licensor. Licensor agrees that with respect to any access of Licensee's computer system by Licensor, whether in person or through modem connection, Licensor shall not (i) access portions of the system that are not necessary for performance of Maintenance Services; (ii) access any data of customers of Licensee; (iii) disable any virus checker or security program; or (iv) provide to Licensee, through download or CD-ROM or other media, software or data in electronic form that has not been examined with an up-to-date commercial virus checking program shortly before delivery to Licensee.

         B. Provide adequate Level 1 support for MaxxSystem Program to support Licensee customer base;

         C. Ensure that only personnel properly trained in the operation and use of the MaxxSystem Program and its associated equipment call Licensor for direct phone support and that such personnel have sufficient access and computer time when using such service in order to implement the corrections suggested by Licensor;

         D. Install all application updates and MaxxSystem Program Upgrades within 90 days of delivery of same, provided that Licensee is not obligated to install or use any upgrade for which Licensor requires an extra fee that Licensee has not agreed to pay;

         E. Perform and install all diagnostic activities and routines recommended by Licensor;

         F. Ensure the proper MaxxSystem Program environment is maintained and that Licensee's personnel who have access to the MaxxSystem Program are properly trained in the operation and usage of the MaxxSystem Program and the associated equipment; and

         G. Provide, at no cost to Licensor, adequate safeguards for the protection of Licensee's data and files while the Maintenance Services are being performed on the MaxxSystem Program.

8. Licensee shall be solely responsible to ensure that all of its files and data are adequately duplicated or documented, and Licensor shall in no way be responsible for Licensee's failure to do so, nor for the costs or expenses of reconstructing data which are lost, destroyed or otherwise damaged or rendered useless during the course of or as the result of the performance of any services under this Agreement.

9. All data or other information of Licensee or Licensee's customers to which Licensor is exposed in the course of providing Maintenance Services shall be treated as confidential in accordance with the terms of the article on confidentiality in the License Agreement.

10. Licensor warrants that the services provided under this Agreement will be performed in professional fashion and in accordance with good quality practices in the software industry.

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     EXCEPT AS PROVIDED HEREIN, LICENSOR MAKES NO OTHER REPRESENTATIONS OR
     WARRANTIES UNDER THIS AGREEMENT WHATSOEVER WHETHER STATUTORY, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

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         IN WITNESS WHEREOF each of the parties has caused its duly authorized officer to execute this Agreement as of the date and year first above written.

LICENSOR                                    LICENSEE

SUMMUS, LTD.                                HIGH SPEED NET SOLUTIONS, INC.
By: /s/ Dr. Bjorn Jawerth                   By: /s/ Andrew L. Fox
                                            (Signature)
Date: March 13, 2000                        Date:  February 18, 2000
Name: Dr. Bjorn Jawerth                     Name:  Andrew L. Fox
Title:  CEO                                 Title:  Acting President and CEO,
                                                    Executive Vice President